Exhibit 99.1

For More Information Contact:
Insituform Technologies, Inc. Media Contact: David F. Morris Senior Vice President, General Counsel and Chief Administrative Officer (636) 530-8020
Insituform Technologies, Inc. Investor Relations Contact: David A. Martin Vice President and Chief Financial Officer (636) 530-8033

INSITUFORM TECHNOLOGIES, INC. CONFIRMS RECEIPT OF DIRECTOR NOMINATIONS

CHESTERFIELD, MO, JANUARY 28, 2008– Insituform Technologies, Inc. (NASDAQ: INSU) today confirmed that it has received notice from a stockholder, TRF Master Fund (Cayman) LP, of its nomination of five individuals to stand for election to the Board of Directors of Insituform Technologies, Inc. at the Company’s 2008 Annual Meeting.  The notice also includes a proposal to amend the Company’s bylaws to set the size of the Company’s Board of Directors at six.

The Board will review the nominations and proposed bylaw amendment and consider the proposals in light of the best interests of all stockholders of the Company.

About Insituform Technologies, Inc.
Insituform Technologies, Inc. is a leading worldwide provider of proprietary technologies and services for rehabilitating sewer, water and other underground piping systems without digging or disruption. More information about Insituform is available on its Internet site at www.insituform.com.

Important Information
Insituform Technologies, Inc. and its directors, executive officers and other members of its management and employees may be deemed to be participants in the solicitation of proxies from the stockholders of Insituform Technologies, Inc. in connection with the Company’s 2008 annual meeting of stockholders.  Information concerning the interests of participants in the solicitation of proxies will be included in any proxy statement filed by Insituform Technologies, Inc. in connection with the Company’s 2008 annual meeting of stockholders.  In addition, Insituform Technologies, Inc. files annual, quarterly and current reports with the Securities and Exchange Commission (the “SEC”).  The proxy statements and other reports, when available, can be obtained free of charge at the SEC’s web site at www.sec.gov or from Insituform Technologies, Inc. at www.insituform.com.  Insituform Technologies, Inc.’s stockholders are advised to read carefully any proxy statement filed in connection with the Company’s 2008 annual meeting of stockholders when it becomes available before making any voting or investment decision.  The Company’s proxy statement will also be available for free by writing to Insituform Technologies, Inc., Attention: General Counsel, 17988 Edison Avenue, Chesterfield, Missouri 63005.

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